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                                                                     Exhibit - 1



                                  (VSNL LOGO)
                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary
HQ/CS/CL.24B/10657
2 April 2004


Dear Sirs,

     Please find sent herewith the certified true copies of the Resolutions passed at the day's Extraordinary General Meeting (EGM) of shareholders of the Company.

Thanking you,

                                                               Yours faithfully,
                                                For VIDESH SANCHAR NIGAM LIMITED



                                                                  Rishabh Aditya
                                                          Asst Company Secretary

To :
1)   Security Code 23624, The Stock Exchange, Mumbai. Fax No.(22) 2722061,
     2721072.
2)   The Secretary, Madras Stock Exchange Limited. Fax No.(44) 524 48 97.
3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, Fax No.(33)2202514/2283724.
4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited. Fax No.(11) 329 21 81.
5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 6598237/38.
6)   National Securities Depository Ltd. Fax Nos. : 497 29 93.
7)   Mr. Vijay Bhojwani, The Bank of New York. Fax No.204 49 42.
8)   Sharepro Services. Fax No. 2837 5646
9) Marc H. Iyeki,Director, New York Stock Exchange, Fax No: (212) 656-5071/72/ Madhu Kannan, Managing Director, New York Stock Exchange, Fax No: (212) 265-2016
10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited. Fax : 2267 3199.
11)  Mr. Pavithra Kumar, for SEC filing requirements, Fax 1195

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          CERTIFIED TRUE COPIES OF THE RESOLUTIONS PASSED AT THE DAY'S
       EXTRAORDINARY GENERAL MEETING (EGM) OF SHAREHOLDERS OF THE COMPANY

     "RESOLVED THAT pursuant to the provisions of Section 31 and any other applicable provisions of the Companies Act, 1956 the Articles of Association of the Company be amended as follows:
     i)   Existing Article 119 be modified in the following manner:
          The words "Share Premium Account" wherever they appear in Article 119 shall be substituted with the words "Securities Premium Account".
     ii) The following proviso shall be added after the existing sub-clause (2) as sub-clause (3):
          'Provided further that notwithstanding anything contained hereinabove, any amounts standing to the credit of the Securities Premium Account may also be utilised (other than for Capitalisation), in accordance with the provisions of the Act.'
     iii) Existing sub-clauses (3) to (6) of Article 119 be renumbered as sub-clauses (4) to (7) of Article 119."

The resolution was passed unanimously.

II. Mrs. Maheshwari then proposed the following Resolution no.2, as Special Resolution, which was seconded by Mrs. C.E. Mascarenhas:

     "RESOLVED THAT pursuant to the provisions of Sections 78, 100 and other applicable provisions, if any, of the Companies Act, 1956, Articles 10 and 119 of the Articles of Association of the Company, and subject to the confirmation of the Hon'ble High Court of Judicature at Bombay and /or any other appropriate authorities, as the case may be, and subject to the approval of the shareholders, an amount aggregating to Rs.9,564,093,089 [Nine hundred and fifty-six crores forty lakhs ninety-three thousand and eighty nine] out of the balance standing in the Securities Premium Account of the Company be utilised for executing the downward revision in the carrying value of Fixed Assets comprising of Plant & Equipment as on December 31, 2003."

     "RESOLVED FURTHER THAT for the purpose of giving effect to this Resolution, and for removal of any difficulties or doubts, the Board of Directors of the Company (hereinafter referred to as 'the Board' which term shall be deemed to include any Committee or any person which the Board may nominate/constitute to exercise its powers, including the powers by this Resolution) be authorised to do all such acts, deeds, matters and things as it may, in its absolute discretion, deem necessary, expedient, usual or proper and to settle any question or difficulty that may arise with regard to utilisation/ adjustment of Securities Premium Account including passing such accounting entries and/or making such other adjustments in the books of accounts for the year ended March 31, 2004, as are considered necessary to give effect to the above resolutions or to accept such modification of the aforesaid term or to carry out such directions as may be required by the said Bombay High Court and/or any other regulatory authority to implement the aforesaid Resolution."

     The resolution was put to vote and was passed unanimously.